Exhibit 99.1

Teradyne Reports First Quarter 2009 Results

NORTH READING, Mass.—(BUSINESS WIRE)—Teradyne, Inc (NYSE: TER) reported revenue of $121 million for the first quarter of 2009. On a non-GAAP basis, Teradyne’s net loss in the first quarter was $65.6 million, or $0.38 per diluted share, which excludes restructuring charges, acquired intangible asset amortization and special items. The GAAP net loss for the first quarter was $90.7 million, or $0.53 per diluted share.

Bookings for the first quarter were $136 million, including $31 million for Hard Disk Drive test systems.

Guidance for the second quarter of 2009 is for revenue of $120 million to $130 million, with a loss per share between $0.26 and $0.23 on a non-GAAP basis and between $0.44 and $0.40 on a GAAP basis. Non-GAAP guidance excludes restructuring charges, as well as acquired intangible asset amortization, and other special items.

“Despite a very harsh business climate in the first quarter, we’re beginning to see some initial recovery signs as we enter the second quarter,” said Mike Bradley, Teradyne president and CEO. “Installed equipment utilization rates are starting to turn up and customers are formulating modest capex outlays for new IC products they’re bringing to market in the second half of the year.

“We continue to press forward on the new product front in both our Semiconductor Test and Systems Test markets. In the Hard Disk Drive segment, we’ve received initial orders for our Neptune tester, and we’re projecting revenue recognition in the third quarter. We also have very strong operating leverage in our business model as we grow revenues going forward.”

Webcast

A webcast to discuss first quarter 2009 results, along with management’s business outlook will be held at 10 a.m. EDT, Thursday, April 30, 2009. Interested investors should access the webcast at www.teradyne.com and click on “Investors” at least five minutes before the call begins. The webcast replay will be available on www.teradyne.com. In addition, a conference call replay will be available approximately two hours after the call. The replay number in the U.S. & Canada is 800-642-1687. The replay number outside the U.S. & Canada is 706-645-9291. The pass code for both numbers is 95502319. The replay will be available via phone and web site through May 14, 2009.

Non-GAAP Results

In addition to disclosing results that are determined in accordance with GAAP, Teradyne also discloses non-GAAP results of operations that exclude certain income items and charges. These results are provided as a complement to results provided in accordance with GAAP. Teradyne reports non-GAAP results in order to better assess and reflect operating performance. Management believes the non-GAAP measures help indicate Teradyne’s baseline performance before gains, losses or other charges that may not be indicative of our current core business or future outlook. Teradyne believes these non-GAAP measures will aid investors’ overall understanding of its results by providing a higher degree of transparency for certain expenses and providing a level of disclosure that will help investors understand how Teradyne plans and measures its own business. A reconciliation of each available GAAP to non-GAAP financial measure discussed in this press release is contained in the attached exhibits and on the Teradyne website at www.teradyne.com by clicking on “Investors” and then selecting the “GAAP to Non-GAAP Reconciliation” link. The presentation of non-GAAP measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

About Teradyne, Inc.

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. In 2008, Teradyne had sales of $1.1 billion. For more information, visit www.teradyne.com. Teradyne(R) is a registered trademark of Teradyne, Inc. in the U.S. and other countries. All product names are trademarks of Teradyne, Inc. (including its subsidiaries) or their respective owners.

Safe Harbor Statement

The forward-looking statements included in this release are made only as of the date of publication. Teradyne disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

This release contains forward-looking statements regarding future business prospects, our results of operations and market conditions. Such statements are based on the current assumptions and expectations of Teradyne’s management and are neither promises nor guarantees of future performance. You can identify these forward-looking statements based on the context of the statements and by the fact that they use words such as “will,” “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. There can be no assurance that management’s estimates of our future results or other forward looking statements will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: conditions affecting the markets in which Teradyne operates, including a continued or further deterioration of the semiconductor equipment market; decreased product demand; delays in new product introductions; lack of customer acceptance of new products; unanticipated delays in or costs and expenses relating to the implementation of cost reduction plans; and other events, factors and risks disclosed in filings with the SEC, including, but not limited to, the “Risk Factors” section of Teradyne’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

Contact:	Andy Blanchard
V.P. Corporate Relations, 978-370-2425

TERADYNE, INC. REPORT FOR FIRST FISCAL QUARTER OF 2009

CONDENSED CONSOLIDATED OPERATING STATEMENTS

(In thousands, except per share amounts)

	Quarter Ended:
	April 5, 2009	December 31, 2008	March 30, 2008
Net Revenues (1)	$120,608	$194,767	$297,315
Cost of Revenues (2) (3)	87,248	116,856	158,812

Gross Profit	33,360	77,911	138,503

Operating Expenses:
Engineering and Development	47,198	52,189	55,149
Selling and Administrative	55,373	58,491	65,221
Acquired Intangible Asset Amortization	8,239	6,962	3,863
In-process Research and Development	—	500	1,100
Goodwill Impairment (4)	—	333,281	—
Restructuring and Other, net (5)	15,965	9,675	11,785

Operating Expenses	126,775	461,098	137,118

(Loss)/Income from Operations	(93,415)	(383,187)	1,385

Interest & Other (6)	(5,053)	(6,096)	5,082

(Loss)/Income Before Income Taxes	(98,468)	(389,283)	6,467
Income Tax (Benefit)/Provision	(7,800)	(693)	4,100

Net (Loss)/Income	(90,668)	(388,590)	2,367

Net (Loss)/Income per Common Share:
Basic	$(0.53)	$(2.30)	$0.01

Diluted	$(0.53)	$(2.30)	$0.01

Weighted Average Common Shares - Basic	172,130	169,197	173,762

Weighted Average Common Shares - Diluted	172,130	169,197	175,722

Net Orders	$136,346	$169,404	$321,055

(1)	For the quarters ended December 31, 2008 and March 30, 2008, Net Revenues excluded $3.0 million and $4.0 million, respectively, of revenues that would otherwise be recognized except for purchase accounting effects on acquired deferred revenue.

(2)	For the quarters ended April 5, 2009, December 31, 2008 and March 30, 2008, Cost of Revenues included an added cost of $1.2 million, $0.7 million and $4.3 million, respectively, for inventory step-up as a result of purchase accounting. For the quarters ended December 31, 2008 and March 30, 2008, Cost of Revenues included credits of $1.0 million and $0.9 million, respectively, related to previously written down inventory in the Semiconductor Test Division.

(3)	For the quarters ended April 5, 2009, December 31, 2008 and March 30, 2008, Cost of Revenues included a provision for excess and obsolete inventory of $8.6 million, $4.4 million and $1.3 million, respectively.

(4)	Impairment of goodwill due to a sharp decline in the demand outlook that is not expected to recover in the near term.

(5)	Restructuring and other, net consists of:

	Quarter Ended:
	April 5, 2009	December 31, 2008	March 30, 2008
Employee Severance	$16,678	$8,853	$7,113
Eagle Test Purchase Accounting Adjustment	(713)	—	—
Acquisition Financing Costs	—	822	—
Facility Related	—	—	4,672

	$15,965	$9,675	$11,785

(6)	For the quarters ended April 5, 2009 and December 31, 2008, Interest and Other included charges of $2.6 million and $7.2 million, respectively, for other-than-temporary impairment and realized losses on marketable securities.

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	April 5, 2009	December 31, 2008
Assets
Cash and Cash Equivalents	$279,057	$322,705
Accounts Receivable	67,259	109,625
Inventories (1)	165,349	168,451
Deferred Tax Assets	17,120	16,988
Warrant Receivable (2)	42,956	—
Prepayments and Other Current Assets	61,401	60,884

	633,142	678,653

Net Property, Plant and Equipment	282,848	298,449
Long-Term Marketable Securities	41,668	51,613
Intangible and Other Assets	196,733	206,532

	$1,154,391	$1,235,247

Liabilities
Accounts Payable	35,510	61,164
Current Debt (3)	124,515	122,500
Accrued Employees’ Compensation and Withholdings	59,741	73,521
Deferred Revenue and Customer Advances	54,689	58,030
Convertible Note Hedge Payable (2)	64,616	—
Other Accrued Liabilities	44,183	51,748

	383,254	366,963

Retirement Plans Liabilities	132,012	125,877
Deferred Tax Liabilities	5,203	8,730
Other Long-Term Liabilities	25,547	27,565
Long-Term Debt (3)	8,056	—

	554,072	529,135

Shareholders’ Equity	600,319	706,112

	$1,154,391	$1,235,247

(1)	As of April 5, 2009 and December 31, 2008, Inventories included approximately $14 million and $15 million, respectively, for Eagle Test inventory fair value step-up.

(2)	On March 31, 2009, in connection with our convertible note offering, we entered into convertible note hedge and warrant transactions. These transactions are expected to reduce the potential dilution to Teradyne’s common stock upon future conversions of the convertible notes. On April 6, 2009, the convertible note and convertible note hedge and warrant transactions closed and we netted approximately $163 million of cash, before paying off the $122.5 million bank revolver. Consequently, our cash balance increased by approximately $40 million as a result of these financing transactions.

(3)	On March 31, 2009, we entered into a loan agreement in Japan for approximately $10 million. The loan has a term of 5 years and a fixed interest rate of 1.4%. At April 5, 2009, $2 million of the outstanding loan principal is included in current debt and $8 million is classified as long-term debt.

GAAP to Non-GAAP Earnings Reconciliation

References by the Company to non-GAAP (loss)/income and non-GAAP (loss)/income per share refer to net (loss)/income and net (loss)/income per common share excluding goodwill impairment, in-process research and development, restructuring and other, net, certain inventory provision reversals, fair value inventory step-up related to Nextest and Eagle Test, losses on marketable securities and acquired intangible asset amortization, as well as applicable adjustments to profit sharing and income taxes due to these exclusions. GAAP requires that these items be included in determining net (loss)/income. Non-GAAP (loss)/income (which is the basis for non-GAAP (loss)/income per share) gives an indication of Teradyne’s baseline performance before gains, losses or other charges that may not be indicative of our current core business or future outlook.

The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, the presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for, or superior to, financial information provided in accordance with GAAP.

(In millions, except per share amounts)

	Quarter Ended:
	April 5, 2009		December 31, 2008		March 30, 2008
Net Revenues	$120.6		$194.8		$297.3

Gross Margin - GAAP	$33.4	27.7%	$77.9	40.0%	$138.5	46.6%
Inventory step-up reversal (1)	1.2		0.7		4.3
Inventory provision reversal (2)	—		(1.0)		(0.9)

Gross Margin - non-GAAP	$34.6	28.7%	$77.6	39.8%	$141.9	47.7%

(Loss)/Income from Operations - GAAP	$(93.4)	-77.4%	$(383.2)	-196.7%	$1.4	0.5%
Restructuring and other, net (3)	16.0		9.7		11.8
Acquired intangible asset amortization	8.2		7.0		3.9
Inventory step-up reversal (1)	1.2		0.7		4.3
Goodwill impairment	—		333.3		—
In-process research and development	—		0.5		1.1
Inventory provision reversal (2)	—		(1.0)		(0.9)
Profit sharing adjustment (6)	—		—		(0.8)

(Loss)/Income from Operations - non-GAAP	$(68.0)	-56.4%	$(33.0)	-16.9%	$20.8	7.0%

Net (Loss)/Income - GAAP	$(90.7)	-75.2%	$(388.6)	-199.5%	$2.4	0.8%
Restructuring and other, net (3)	16.0		9.7		11.8
Acquired intangible asset amortization	8.2		7.0		3.9
Interest and other (4)	2.6		5.9		—
Inventory step-up reversal (1)	1.2		0.7		4.3
Income tax adjustment (5)	(2.9)		—		—
Goodwill impairment	—		333.3		—
In-process research and development	—		0.5		1.1
Inventory provision reversal (2)	—		(1.0)		(0.9)
Profit sharing adjustment (6)	—		—		(0.8)

Net (Loss)/Income - non-GAAP	$(65.6)	-54.4%	$(32.5)	-16.7%	$21.8	7.3%

GAAP Net (Loss)/Income per Common Share - Basic	(0.53)		(2.30)		0.01

Non-GAAP Net (Loss)/Income per Common Share - Basic	(0.38)		(0.19)		0.13

GAAP and Non-GAAP Weighted Average Common Shares - Basic	172.1		169.2		173.8

GAAP Net (Loss)/ Income per Common Share - Diluted	(0.53)		(2.30)		0.01

Non-GAAP Net (Loss)/Income per Common Share - Diluted	(0.38)		(0.19)		0.12

GAAP and Non-GAAP Weighted Average Common Shares - Diluted	172.1		169.2		175.7

(1)	Reversal of Nextest and Eagle Test purchase accounting inventory step-up.

(2)	Reversal of previously written down inventory for non-FLEX products in the Semiconductor Test Division.

(3)	Restructuring and other, net consists of (in millions):

	April 5, 2009	December 31, 2008	March 30, 2008
Employee Severance	$16.7	$8.9	$7.1
Eagle Test Purchase Accounting Adjustment	(0.7)	—	—
Acquisition Financing Costs	—	0.8	—
Facility Related	—	—	4.7

	$16.0	$9.7	$11.8

(4)	For the quarter ended April 5, 2009, Interest and Other included other-than-temporary impairment and realized losses on marketable securities. For the quarter ended December 31, 2008, Interest and Other included other-than-temporary impairment and realized losses on marketable securities and reversal of the charge for acquisition financing costs.

(5)	Income tax adjustment for foreign exchange item.

(6)	Profit sharing adjustment for non-GAAP items.

For press releases and other information of interest to investors, please visit Teradyne’s homepage on the World Wide Web at http://www.teradyne.com.

Contact:	Teradyne, Inc.
Andy Blanchard 978-370-2425
Vice President of Corporate Relations